As filed with the Securities and Exchange Commission on October 23, 2020

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE LGL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-1799862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Joan Atkinson Nano
Chief Accounting Officer
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Elizabeth Gonzalez-Sussman, Esq.

Kenneth A. Schlesinger, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
(212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer box	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Warrant	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Warrants to Purchase Shares of Common Stock	5,258,320	-	-	-(1)
Shares of Common Stock, $0.01 par value per share(2)	1,051,664(3)	$12.50	$13,145,800	$1,434.21(4)

(1)	No registration fee payable in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, there are also deemed covered hereby such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Represents the issuance of up to 1,051,664 shares of our common stock upon exercise of the warrants.
(4)	The initial exercise price of the warrants of $12.50 is being used to calculate the registration fee in accordance with Rule 457(g) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2020
PRELIMINARY PROSPECTUS

THE LGL GROUP, INC.

5,258,320 Warrants to Purchase Shares of Common Stock

1,051,664 Shares of Common Stock, $0.01 par value per share

We are distributing at no cost to you, as a holder of our common stock, par value $0.01 per share, transferable warrants to purchase shares of our common stock. If you own shares of our common stock on [•], 2020, the record date, you will be entitled to receive one (1) warrant for each share of common stock you own. When exercisable, five (5) warrants will entitle their holder to purchase one (1) share of our common stock at an exercise price of $12.50 per share. The warrants are “European style warrants” and will only become exercisable on the earlier of (i) the expiration date, [•], 2025, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $17.50. Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.

Our board of directors is not making a recommendation regarding your exercise of the warrants. You should carefully consider whether to exercise them.

We have applied for listing the warrants on the NYSE American and expect trading to commence on or around [•], 2020 under the symbol LGL WS. Our common stock is traded on the NYSE American under the symbol LGL.The last reported sales price of our common stock on the NYSE American on October 22, 2020, the last practicable date before the filing of this prospectus, was $9.35. We urge you to obtain a current market price for the shares of our common stock before making any investment decision with respect to the warrants.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ __, 2020.

About this Prospectus

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Incorporation by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our securities.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus refer to The LGL Group, Inc.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

The Company

Overview

We are a globally-positioned producer of industrial and commercial products and services. We operate in two identified segments. Our electronic components segment is currently focused on the design and manufacture of highly-engineered, high reliability frequency and spectrum control products. These electronic components ensure reliability and security in aerospace and defense communications, low noise and base accuracy for laboratory instruments, and synchronous data transfers throughout the wireless and Internet infrastructure. Our electronic instruments segment is focused on the design and manufacture of high-performance Frequency and Time reference standards that form the basis for timing and synchronization in various applications. The Company was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida, 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. The information contained on our website is not part of this prospectus. Our common stock is traded on the NYSE American under the symbol LGL. We have applied for listing the warrants on the NYSE American and expect trading to commence on or around [•], 2020 under the symbol LGL WS.

We operate through our two principal subsidiaries, M-tron Industries, Inc. (together with its subsidiaries, “MtronPTI”), which has design and manufacturing facilities in Orlando, Florida; Yankton, South Dakota; and Noida, India, and Precise Time and Frequency, LLC (“PTF”), which has a design and manufacturing facility in Wakefield, Massachusetts. We also have local sales and customer support offices in Sacramento, California; Austin, Texas; and Hong Kong.

Our primary objective is to create long-term growth with a market-based approach of designing and offering new products to our customers through both organic research and development, and through strategic partnerships, joint ventures, acquisitions or mergers. We seek to leverage our core strength as an engineering leader to expand client access, add new capabilities and continue to diversify our product offerings. Our focus is on investments that will differentiate us, broaden our portfolio and lead toward higher levels of integration organically and through joint venture, merger and acquisition opportunities. We believe that successful execution of this strategy will lead to a transformation of our product portfolio towards longer product life cycles, better margins and improved competitive position.

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Recent Developments

ATM Program. On January 22, 2020, the Company entered into an Open Market Sale Agreement (the “Sales Agreement”) with Jefferies LLC, as sales agent (“Jefferies”), pursuant to which the Company may offer and sell, from time to time, in what is deemed to be an “at the market offering” (“ATM Offering”) through Jefferies, shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $15,000,000 (the “Shares”). Shares sold under the Sales Agreement are issued pursuant to the shelf registration statement on Form S-3 (File No. 333-235767), filed by the Company with the SEC on December 31, 2019, which was declared effective on January 8, 2020. The Company filed a prospectus supplement with the SEC on January 23, 2020 in connection with the offer and sale of the Shares pursuant to the Sales Agreement. During February and March of 2020, there were 263,725 shares sold under the Sales Agreement, at an average price per share of $13.65 and generating net proceeds of approximately $3,492,000 after brokerage charges of $108,000 were deducted and paid to Jefferies. As required under the Sales Agreement, the Company obtained the prior consent of Jefferies in order to consummate this offering. The Sales Agreement and ATM Offering remain in effect in accordance with their terms.

COVID-19. The global outbreak of coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020 and has negatively impacted the U.S. and global economy, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets.

As a result of the COVID-19 pandemic, the Company’s operations in India were closed from March 23, 2020 and resumed limited operations on May 7, 2020 with a reduced level of staffing. By the end of June 2020, the Company’s India facilities were fully staffed and operating at normal capacity. Despite the second quarter revenue decrease associated with the foregoing suspension of operations in India, the impact of the COVID-19 outbreak has not had a significant impact on the Company to date. Our updated 2020 annual projection shows some decline, although also not significant. However, the ultimate effect on our future results could be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19, the success of actions taken to contain or treat COVID-19, and reactions by consumers, companies, governmental entities and capital markets.

In accordance with the Department of Defense guidance issued in March 2020 designating the Defense Industrial Base as a critical infrastructure workforce, our U.S. production facilities have continued to operate in support of essential products and services required to meet national security commitments to the U.S. government and the U.S. military, however, facility closures or work slowdowns or temporary stoppages have occurred and could occur in the future. In addition, other countries have different practices and policies that can affect our international operations and the operations of our suppliers and customers. In some cases, our facilities are not operating under full staffing as a result of COVID-19, which could have a longer-term impact. Customer visits and representative training are being impacted by travel restrictions as a result of COVID-19, which could delay new design wins and future business with our customers.

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The Company has taken measures to protect the health and safety of our employees, work with our customers to minimize potential disruptions and support our community in addressing the challenges posed by this global pandemic. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our contracts in the expected timeframe, will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain and cannot be predicted.

An extended period of global supply chain disruption caused by the response to COVID-19 could impact our ability to perform on our contracts. To date, we have identified a number of suppliers that have potential delivery impacts due to COVID-19 and, if we are not able to implement alternatives or other mitigations, contract deliveries could be adversely impacted.

Delays in inspection, acceptance and payment by our customers, many of whom are teleworking, could also affect our sales and cash flows. This is particularly an issue with respect to classified work that is unable to be done remotely. Limitations on government operations can also impact regulatory approvals such as export licenses that are needed for international sales and deliveries. In addition, we could experience delays in new contract starts or awards of future work as well as the uncertain impact of contract modifications to respond to the national emergency. Current limitations on travel to customers could impact both domestic and international orders. Government funding priorities may change as a result of the costs of COVID-19. If significant portions of our workforce are unable to work effectively, including because of illness, quarantines, absenteeism, government actions, facility closures, travel restrictions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted. We may be unable to perform fully on our contracts and our costs may increase as a result of the COVID-19 outbreak. These cost increases, including costs for employees whose jobs cannot be performed remotely, may not be fully recoverable under our contracts, or adequately covered by insurance. The impact of COVID-19 could worsen if there is an extended duration of any COVID-19 outbreak or a resurgence of COVID-19 infection in affected regions after they have begun to experience improvement.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets, which depending on future developments could impact our capital resources and liquidity in the future. COVID-19 has also caused volatility in the equity capital markets. We are monitoring the impacts of COVID-19 on the fair value of our assets. While we do not currently anticipate any material impairments on our assets as a result of COVID-19, future changes in expectations for sales, earnings and cash flows related to intangible assets, goodwill and other long-lived assets below our current projections could cause these assets to be impaired. While these are our current assumptions, this is an emerging situation and these could change, which could affect our outlook.

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The Offering

Securities Distributed	We are distributing to the holders of our common stock on the record date, at no charge, one (1) warrant for each share of common stock owned. When exercisable, five (5) warrants will entitle their holder to purchase one (1) share of our common stock at the exercise price.
Record Date	[•], 2020.
Exercise Price	$12.50.
Exercise Period	The warrants are “European style warrants” and will only become exercisable on the earlier of (i) the expiration date and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $17.50. Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.
Expiration Date	[•], 2025.
Transferability of Warrants; Listing	The warrants may be sold, transferred or assigned, in whole or in part. We have applied for listing the Warrants on the NYSE American and expect trading to commence on or around [•], 2020 under the symbol LGLWS. Our common stock is listed on the NYSE American under the symbol LGL.
Shares Outstanding After Exercise of Warrants	5,213,320 shares of our common stock were outstanding as of October 15, 2020. If all of the warrants are exercised in full, there would be 6,264,984 shares of common stock outstanding.
Use of Proceeds

The purpose of this distribution of warrants is to return a portion of the Company’s future value to our stockholders in a cost-effective manner that gives all of our stockholders the opportunity to participate in the Company’s growth.

Assuming that all warrants are exercised, the net proceeds from the exercise of the warrants will be approximately $12.989 million, after deducting our estimated expenses related to this offering. We intend to use the net proceeds of warrant exercises for general corporate purposes.

Warrant Agent	Computershare Inc. and Computershare Trust Company, N.A.
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RISK FACTORS

You should carefully consider the specific risks described below, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC made pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, which are incorporated by reference herein, before making an investment decision. Each of the risks described below and in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

Risks Related to the Warrants and Our Common Stock

The warrants may not have any value.

The warrants are “European style warrants” and will only become exercisable on the earlier of (i) the expiration date, [•], 2025, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $17.50. Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.

The warrants have an exercise price of $12.50 per share. This exercise price does not necessarily bear any relationship to established criteria for valuation of our common stock, such as book value per share, cash flows, or earnings, and you should not consider this exercise price as an indication of the current or future market price of our common stock. There can be no assurance that the market price of our common stock will exceed $12.50 per share at any time on the expiration date of the warrants, [•], 2025, or at any other time the warrants may be exercised. If the warrants only become exercisable on the expiration date and the market price of our common stock on such date does not exceed $12.50 per share, your warrants will be of no value.

There can be no assurance that the 30-day VWAP of our common stock will be greater than or equal to $17.50 at any time prior to the expiration date of the warrants, [•], 2025. As a result, the warrants may become exercisable only on the expiration date. If the warrants may be exercised only on the expiration date and you do not exercise your warrants on that date, your warrants will expire and be of no value.

No warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

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An active trading market for our warrants may not develop.

Prior to this offering, there has been no public market for our warrants. We have applied for listing the warrants on the NYSE American and expect trading to commence on or around [•], 2020 under the symbol LGL WS. Even if the warrants are approved for listing on the NYSE American, an active trading market for our warrants may not develop or be sustained. If an active market for our warrants does not develop, it may be difficult for you to sell the warrants without depressing the market price for such securities.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire shares of our common stock.

Until warrant holders acquire shares of our common stock upon exercise of the warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon the acquisition of shares of our common stock upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the warrants.

Adjustments to the exercise price of the warrants, or the number of shares of common stock for which the warrants are exercisable, following certain corporate events may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of such events.

The warrants provide for adjustments to the exercise price of the warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our common stock, (ii) our issuance of rights, options or warrants to purchase our common stock at a price below the 10-day VWAP of our common stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our common stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our common stock, and (v) certain tender offers for our common stock by the Company or one or more of our wholly-owned subsidiaries. The warrants also provide for adjustments to the number of shares of common stock for which the warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our common stock. Any adjustment made to the exercise price of the warrants or the number of shares of common stock for which the warrants are exercisable following a corporate event in accordance with these provisions may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of the event.

The prices of our common stock have fluctuated considerably and are likely to remain volatile, in part due to the limited market for our securities.

From January 1, 2020, through October 1, 2020, the high and low sales price for our common stock was $16.55 and $7.36, respectively. There is a limited public market for our common stock, and we cannot provide assurances that a more active trading market will develop or be sustained. As a result of low trading volume in our common stock, the purchase or sale of a relatively small number of securities could result in significant price fluctuations and it may be difficult for holders to sell their securities without depressing the market price for such securities.

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Additionally, the market prices of our common stock may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:

•	General economic conditions affecting the availability of long-term or short-term credit facilities, the purchasing and payment patterns of our customers, or the requirements imposed by our suppliers;
•	Economic conditions in our industry and in the industries of our customers and suppliers (including the impact of COVID-19);
•	Changes in financial estimates or investment recommendations by securities analysts relating to our common stock;
•	Market reaction to our reported financial results;
•	Loss of a major customer;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and
•	Changes in key personnel.

Our officers, directors and 10% or greater stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.

Our officers, directors and 10% or greater stockholders control approximately 36.5% of the voting power represented by our outstanding shares of common stock as of June 30, 2020. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to stockholders.

Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors (the “Board”).

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203, as permitted under DGCL.

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Risks Related to Our Business and Industry

We are dependent on a single line of business.

Prior to our September 2016 acquisition of PTF, we were engaged only in the design, manufacture and marketing of standard and custom-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits. Although our acquisition of PTF added an additional product line of electronic instruments that includes highly engineered products for the generation of time and frequency references for synchronization and control, until we see significant growth from the PTF electronic instruments product line or develop or acquire additional product lines we will remain dependent on our electronic components line of business. Virtually all of our 2019 and 2018 revenues came from sales of electronic components, which consist of packaged quartz crystals, oscillator modules, electronic filters and integrated modules. We expect that this product line will continue to account for substantially all of our revenues in 2020.

Given our reliance on this single line of business, any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm our business and our financial condition. Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business. Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop alternate business lines.

Our operating results vary significantly from period to period.

We experience fluctuations in our operating results. Some of the principal factors that contribute to these fluctuations include: changes in demand for our products; our effectiveness in managing manufacturing processes, costs and inventory; our effectiveness in engineering and qualifying new product designs with our OEM customers and in managing the risks associated with offering those new products into production; changes in the cost and availability of raw materials, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules; macroeconomic and served industry conditions; and events that may affect our production capabilities, such as labor conditions and political instability. In addition, due to the prevailing economic climate and competitive differences between the various market segments which we serve, the mix of sales between our communications, networking, aerospace, defense, industrial and instrumentation market segments may affect our operating results from period to period.

For the years ended December 31, 2019 and 2018 and the six month period ended June 30, 2020, we had net income of approximately $ 7,016,000 (including a $3,107,000 tax benefit), $1,405,000, and $438,000, respectively. Our revenues are derived primarily from MtronPTI, whose future rate of growth and profitability are highly dependent on the development and growth of demand for our products in the communications, networking, aerospace, defense, instrumentation and industrial markets, which are cyclical. We cannot be certain whether we will generate sufficient revenues or sufficiently manage expenses to sustain profitability.

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We have a large customer that accounts for a significant portion of our revenues, and the loss of this customer, or decrease in its demand for our products, could have a material adverse effect on our results.

In 2019, our largest customer, an electronics contract manufacturing company, accounted for $5,522,000, or 17.3%, of the Company’s total revenues compared to $4,436,000, or 17.8%, in 2018. In 2019, the Company’s second largest customer, a defense contract manufacturer, accounted for $3,187,000, or 10.0%, of the Company’s total revenues compared to $1,617,000, or 7.2%, in 2018. During the six months ended June 30, 2020, our largest customer and second largest customer represented $2,750,000, or 17.5%, and $2,639,000, or 16.8%, of the Company’s total revenues, respectively. The loss of either of these customers, or a decrease in their demand for our products, could have a material adverse effect on our results.

A relatively small number of customers account for a significant portion of our accounts receivable, and the insolvency of any of these customers could have a material adverse impact on our liquidity.

As of June 30, 2020, four of our largest customers accounted for approximately $1,708,000, or 37%, of accounts receivable. As of December 31, 2019, four of our largest customers accounted for approximately $1,841,000, or 40%, of accounts receivable. As of December 31, 2018, four of our largest customers accounted for approximately $1,043,000, or 30%, of accounts receivable. The insolvency of any of these customers could have a material adverse impact on our liquidity.

Our order backlog may not be indicative of future revenues.

Our order backlog is comprised of orders that are subject to specific production release, orders under written contracts, oral and written orders from customers with which we have had long-standing relationships and written purchase orders from sales representatives. Our customers may order products from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty. They also may cancel orders when business is weak and inventories are excessive. As a result, we cannot provide assurances as to the portion of backlog orders to be filled in a given year, and our order backlog as of any particular date may not be representative of actual revenues for any subsequent period.

We are a holding company and, therefore, are dependent upon the operations of our subsidiaries to meet our obligations.

We are a holding company that transacts business through our operating subsidiaries. Our primary assets are cash and cash equivalents, marketable securities, the shares of our operating subsidiaries and intercompany loans. Should our cash and cash equivalents be depleted, our ability to meet our operating requirements and to make other payments will depend on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds.

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Our future rate of growth and profitability are highly dependent on the development and growth of the communications, networking, aerospace, defense, instrumentation and industrial markets, which are cyclical.

In 2019 and 2018, the majority of our revenues were derived from sales to manufacturers of equipment for the defense, aerospace, instrumentation and industrial markets for frequency and spectrum control devices, including indirect sales through distributors and contract manufacturers. During 2020, we expect a significant portion of our revenues to continue to be derived from sales to these manufacturers. Often OEMs and other service providers within these markets have experienced periods of capacity shortage and periods of excess capacity, as well as periods of either high or low demand for their products. In periods of excess capacity or low demand, purchases of capital equipment may be curtailed, including equipment that incorporates our products. A reduction in demand for the manufacture and purchase of equipment for these markets, whether due to cyclical, macroeconomic or other factors, or due to our reduced ability to compete based on cost or technical factors, could substantially reduce our net sales and operating results and adversely affect our financial condition. Moreover, if these markets fail to grow as expected, we may be unable to maintain or grow our revenues. The multiple variables which affect the communications, networking, aerospace, defense, instrumentation and industrial markets for our products, as well as the number of parties involved in the supply chain and manufacturing process, can impact inventory levels and lead to supply chain inefficiencies. As a result of these complexities, we have limited visibility to forecast revenue projections accurately for the near and medium-term timeframes.

The market share of our customers in the communications, networking, aerospace, defense, instrumentation and industrial markets may change over time, reducing the potential value of our relationships with our existing customer base.

We have developed long-term relationships with our existing customers, including pricing contracts, custom designs and approved vendor status. If these customers lose market share to other equipment manufacturers in the communications, networking, aerospace, defense, instrumentation and industrial markets with whom we do not have similar relationships, our ability to maintain revenue, margin or operating performance may be adversely affected.

We may make acquisitions that are not successful, or we may fail to integrate acquired businesses into our operations properly.

We intend to continue exploring opportunities to buy other businesses or technologies that could complement, enhance, or expand our current business or product lines, or that might otherwise offer us growth opportunities. We may have difficulty finding such opportunities or, if such opportunities are identified, we may not be able to complete such transactions for reasons including a failure to secure necessary financing.

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Any transactions that we are able to identify and complete may involve a number of risks, including:

•	The diversion of our management’s attention from the management of our existing business to the integration of the operations and personnel of the acquired or combined business or joint venture;
•	Material business risks not identified in due diligence;
•	Possible adverse effects on our operating results during the integration process;
•	Substantial acquisition-related expenses, which would reduce our net income, if any, in future years;
•	The loss of key employees and customers as a result of changes in management; and
•	Our possible inability to achieve the intended objectives of the transaction.

In addition, we may not be able to integrate, operate, maintain or manage, successfully or profitably, our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, policies and procedures, and this may lead to operational inefficiencies.

Any of these difficulties could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to introduce innovative products, demand for our products may decrease.

Our future operating results are dependent on our ability to develop, introduce and market innovative products continually, to modify existing products, to respond to technological change and to customize some of our products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.

Our markets are highly competitive, and we may lose business to larger and better-financed competitors.

Our markets are highly competitive worldwide, with low transportation costs and few import barriers. We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. Within the industries in which we compete, competition has become increasingly concentrated and global in recent years.

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Many of our major competitors, some of which are larger than us, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities. If we are unable to successfully compete against current and future competitors, our operating results will be adversely affected.

Our success depends on our ability to retain key management and technical personnel and attracting, retaining and training new technical personnel.

Our future growth and success will depend in large part upon our ability to recruit highly-skilled technical personnel, including engineers, and to retain our existing management and technical personnel. The labor markets in which we operate are highly competitive and some of our operations are not located in highly populated areas. As a result, we may not be able to recruit and retain key personnel. Our failure to hire, retain or adequately train key personnel could have a negative impact on our performance.

We purchase certain key components and raw materials from single or limited sources and could lose sales if these sources fail to fulfill our needs for any reason, including the inability to obtain these key components or raw materials due to the recent novel coronavirus (COVID-19) outbreak.

If single-source components or key raw materials were to become unavailable on satisfactory terms, and we could not obtain comparable replacement components or raw materials from other sources in a timely manner, our business, results of operations and financial condition could be harmed. On occasion, one or more of the components used in our products have become unavailable, resulting in unanticipated redesign and related delays in shipments. Recently, the coronavirus outbreak has caused a global pandemic that has disrupted supply chains and the ability to obtain components and raw materials around the world for all companies, including us. We cannot give assurance that we will be able to obtain the necessary components and raw materials necessary to conduct our business during the coronavirus pandemic, and we also cannot give assurance that similar delays will not occur in the future. In addition, our suppliers may be impacted by compliance with environmental regulations including RoHS and Waste Electrical and Electronic Equipment (“WEEE”), which could disrupt the supply of components or raw materials or cause additional costs for us to implement new components or raw materials into our manufacturing processes.

As a supplier to U.S. Government defense contractors, we are subject to a number of procurement regulations and other requirements and could be adversely affected by changes in regulations or any negative findings from a U.S. Government audit or investigation.

A number of our customers are U.S. Government contractors. As one of their suppliers, we must comply with significant procurement regulations and other requirements. We also maintain registration under the International Traffic in Arms Regulations for all of our production facilities. One of those production facilities must comply with additional requirements and regulations for its production processes and for selected personnel in order to maintain the security of classified information. These requirements, although customary within these markets, increase our performance and compliance costs. If any of these various requirements change, our costs of complying with them could increase and reduce our operating margins.

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We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency and Defense Contract Management Agency. These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations, and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems.

Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business as a supplier to contractors who sell products and services to the U.S. Government. In addition, our reputation could be adversely affected if allegations of impropriety were made against us.

From time to time, we may also be subject to U.S. Government investigations relating to our or our customers’ operations and products, and are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act. We or our customers may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, or result in a diminution in revenue from our customers, if we or our customers are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law. Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time. Such convictions or actions could have a material adverse effect on us and our operating results. The costs of cooperating or complying with such audits or investigations may also adversely impact our financial results.

Our products are complex and may contain errors or design flaws, which could be costly to correct.

When we release new products, or new versions of existing products, they may contain undetected or unresolved errors or defects. The vast majority of our products are custom-designed for requirements of specific OEM systems. The expected business life of these products ranges from less than one year to more than 10 years depending on the application. Some of the customizations are modest changes to existing product designs while others are major product redesigns or new product platforms.

Despite testing, errors or defects may be found in new products or upgrades after the commencement of commercial shipments. Undetected errors and design flaws have occurred in the past and could occur in the future. These errors could result in delays, loss of market acceptance and sales, diversion of development resources, damage to the Company’s reputation, product liability claims and legal action by its customers and third parties, failure to attract new customers and increased service costs.

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Communications and network infrastructure equipment manufacturers increasingly rely upon contract manufacturers, thereby diminishing our ability to sell our products directly to those equipment manufacturers.

There is a continuing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components. As a result, our ability to persuade these OEMs to utilize our products in customer designs could be reduced and, in the absence of a manufacturer’s specification of our products, the prices that we can charge for them may be subject to greater competition.

Future changes in our environmental liability and compliance obligations may increase costs and decrease profitability.

Our present and past manufacturing operations, products, and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any future regulations might require, or the cost of compliance that would be associated with these regulations.

Environmental laws and regulations may cause us to change our manufacturing processes, redesign some of our products, and change components to eliminate some substances in our products in order to be able to continue to offer them for sale.

We have significant international operations and sales to customers outside of the United States that subject us to certain business, economic and political risks.

We have office and manufacturing space in Noida, India, and a sales office in Hong Kong. Additionally, foreign revenues (primarily to Malaysia) for the years ended December 31, 2019 and December 31, 2018 and the six month period ended June 30, 2020 accounted for 26.6%, 24.9%, and 26.1% of our consolidated revenues for the respective periods. We anticipate that sales to customers located outside of the United States will continue to be a significant part of our revenues for the foreseeable future. Our international operations and sales to customers outside of the United States subject our operating results and financial condition to certain business, economic, political, health, regulatory and other risks, including but not limited to:

•	Political and economic instability in countries in which our products are manufactured and sold;
•	Expropriation or the imposition of government controls;
•	Responsibility to comply with anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;
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•	Sanctions or restrictions on trade imposed by the United States government;
•	Export license requirements;
•	Trade restrictions;
•	Currency controls or fluctuations in exchange rates;
•	High levels of inflation or deflation;
•	Difficulty in staffing and managing non-U.S. operations;
•	Greater difficulty in collecting accounts receivable and longer payment cycles;
•	Changes in labor conditions and difficulties in staffing and managing international operations;
•	The impact of the current coronavirus outbreak; and
•	Limitations on insurance coverage against geopolitical risks, natural disasters and business operations.

Additionally, to date, very few of our international revenue and cost obligations have been denominated in foreign currencies. As a result, changes in the value of the United States dollar relative to foreign currencies may affect our competitiveness in foreign markets. We do not currently engage in foreign currency hedging activities but may do so in the future to the extent that we incur a significant amount of foreign-currency denominated liabilities.

We rely on information technology systems to conduct our business, and disruption, failure or security breaches of these systems could adversely affect our business and results of operations.

We rely on information technology (“IT”) systems in order to achieve our business objectives. We also rely upon industry accepted security measures and technology to securely maintain confidential information maintained on our IT systems. However, our portfolio of hardware and software products, solutions and services and our enterprise IT systems may be vulnerable to damage or disruption caused by circumstances beyond our control such as catastrophic events, power outages, natural disasters, computer system or network failures, computer viruses, cyber-attacks or other malicious software programs. The failure or disruption of our IT systems to perform as anticipated for any reason could disrupt our business and result in decreased performance, significant remediation costs, transaction errors, loss of data, processing inefficiencies, downtime, litigation and the loss of suppliers or customers. A significant disruption or failure could have a material adverse effect on our business operations, financial performance and financial condition.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our tenant and investor relationships. As our reliance on technology increases, so will the risks posed to our information systems, both internal and those we outsource. There is no guarantee that any processes, procedures and internal controls we have implemented or will implement will prevent cyber intrusions, which could have a negative impact on our financial results, operations, business relationships or confidential information.

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If we fail to correct any material weakness that we identify in our internal control over financial reporting or otherwise fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and timely, in which case our business may be harmed, investors may lose confidence in the accuracy and completeness of our financial reports and the price of our common stock may decline.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on our system of internal control. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. We are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies.

If we identify material weaknesses in our internal control over financial reporting in the future, if we cannot comply with the requirements of the Sarbanes-Oxley Act in a timely manner or attest that our internal control over financial reporting is effective, or if our independent registered public accounting firm cannot express an opinion as to the effectiveness of our internal control over financial reporting when required, we may not be able to report our financial results accurately and timely. As a result, investors, counterparties and consumers may lose confidence in the accuracy and completeness of our financial reports. Accordingly, access to capital markets and perceptions of our creditworthiness could be adversely affected, and the market price of our common stock could decline. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. These events could have a material and adverse effect on our business, operating results, financial condition and prospects.

The Company has made a material investment in a special purpose acquisition company that may not be successful.

The Company has invested $3.35 million in LGL Systems Acquisition Holding Company, LLC, who serves as the sponsor (the “Sponsor”) of LGL Systems Acquisition Corp., a special purpose acquisition company, commonly referred to as a “SPAC,” or blank check company, formed for the purpose of effecting a business combination in the aerospace, defense and communications industries (the “SPAC”).

The Sponsor holds 20% of the shares in the SPAC along with 5,200,000 warrants at a strike price of $11.50. On November 7, 2019, the SPAC raised $172.5 million through the sale of 17.25 million shares and was listed as a publicly traded company on the NASDAQ Capital Market under the ticker symbol “DFNS.” The initial public offering (the “IPO”) closed on November 12, 2019. Prior to and immediately following the IPO, the Sponsor held 4,312,500 shares of the SPAC, which are restricted and non-tradable.

If the SPAC is able to complete a business combination it could be material to the Company. If the SPAC does not complete a business combination within 24 months from the closing of the SPAC’s initial public offering, the proceeds from the sale of the private warrants will be used to fund the redemption of the shares sold in the SPAC’s initial public offering (subject to the requirements of applicable law), and the private warrants will expire worthless. There is no assurance that the SPAC will be successful in completing a business combination or that any business combination will be successful. The Company can lose its entire investment in the SPAC if a business combination is not completed within 24 months or if the business combination is not successful, which may adversely impact the Company’s stockholder value.

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The ongoing effects of the COVID-19 pandemic and associated global economic disruption and uncertainty have affected, and may further affect, our business, results of operations and financial condition.

As previously indicated in our Annual Report on Form 10-K for the year ended December 31, 2019, our results of operations are affected by certain economic factors, including the closure of our facilities located in Noida, India on March 23, 2020.  This facility resumed limited operations on May 7, 2020 and was in full operation at the end of June 2020. The broader implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain as well as the extent to which it will affect our revenues and earnings. Although we believe we have sufficient liquidity and capital resources to effectively continue operations for the foreseeable future, continued deterioration of worldwide credit and financial markets may limit our ability to raise capital and financing may not be available to us in sufficient amounts, on acceptable terms, or at all. If we are unable to access sufficient capital on acceptable terms, our business could be adversely impacted.

In an effort to protect the health and safety of our employees, we implemented various measures to reduce the impact of COVID-19 across our organization, while also working to maintain business continuity. Consistent with government guidelines and mandates, these initiatives included the adoption of social distancing policies, work-at-home arrangements, and suspending employee travel. Currently, while a few of our administrative employees are working remotely from home in an effort to reduce the spread of the virus, most of our employees are unable to work from home as we are primarily a manufacturer of products for the defense and aerospace industries and our employees work must be performed within a controlled environment. A decline in the health and safety of our employees, including key employees, or material disruptions to their ability to work either remotely or at one of our manufacturing facilities, could negatively affect our ability to operate our business normally and have a material adverse impact on our results of operations or financial condition.

To the extent that the COVID-19 virus continues to spread and affect the employee base or operations of our materials providers, disruptions in or the inability to provide materials to us could negatively impact our business operations.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or the negative of these words or other variations on these words or comparable terminology, as they relate to future periods.

Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s efforts to grow revenue, the Company’s expectations regarding fulfillment of backlog, the results of introduction of a new product line, future benefits to operating margins and the adequacy of the Company’s cash resources.

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Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Further, we do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

Use of Proceeds

We will not receive any proceeds from the distribution of the warrants. Assuming that all warrants are exercised, the net proceeds from the exercise of the warrants will be approximately $12.989 million, after deducting our estimated expenses related to this offering including legal, accounting, listing, and exercise fees.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the dividend, we will distribute the warrants to individuals who owned shares of our common stock on the record date. If the warrants become exercisable as outlined in the section “Description of Warrants – Exercisability,” the warrant agent will notify The Depository Trust Company, New York, New York, known as DTC, and mail to each warrant holder exercise forms detailing the terms and procedure for exercise of the warrants. As warrants are exercised, the warrant agent will deliver the shares of our common stock issued upon exercise of the warrants to stockholders and forward the proceeds from the warrant exercises to us.

To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the warrants. Our directors and officers may also sell some or all of their warrants or their shares upon exercise of such warrants. This prospectus covers any such sales.

We have agreed to pay the warrant agent and transfer agent customary fees plus certain expenses in connection with the warrants. We have not employed any brokers, dealers or underwriters in connection with the distribution of the warrants or any exercise or resale of the warrants.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity

Our common stock is traded on the NYSE American under the symbol LGL. We have applied for listing the warrants on the NYSE American and expect trading to commence on or around [•], 2020 under the symbol LGL WS. The last reported sales price of our common stock on the NYSE American on October 22, 2020, the last practicable date before the filing of this prospectus, was $9.35.

Based upon information furnished by our transfer agent, at [•], 2020, we had [•] holders of record of our common stock.

5,213,320 shares of our common stock were outstanding as of October 15, 2020. If all of the warrants are exercised in full, there would be 6,264,984 shares of common stock outstanding.

Stock Repurchase Program

On August 29, 2011, our Board authorized the Company to repurchase up to 100,000 shares of its common stock in accordance with applicable securities laws. This authorization increased the total number of shares authorized and available for repurchase under the Company’s existing share repurchase program to 540,000 shares, at such times, amounts and prices as the Company shall deem appropriate. Subject to certain safe harbor rules, the timing, amounts, and manner in which the Company can repurchase shares is tied to prevailing trading volumes and other limitations, which includes a general limitation to 25% of the average daily trading volume based on the most recent prior four weeks. As of June 30, 2020, the Company had repurchased a total of 81,584 shares of common stock under this program at a cost of $580,000, which shares are currently held in treasury.

ATM Program

On January 22, 2020, the Company entered into the Sales Agreement with Jefferies, as sales agent, pursuant to which the Company may offer and sell, from time to time, through Jefferies, the Shares having an aggregate offering price of up to $15,000,000. Shares sold under the Sales Agreement are issued pursuant to the shelf registration statement on Form S-3 (File No. 333-235767), filed by the Company with the SEC on December 31, 2019, which was declared effective on January 8, 2020. The Company filed a prospectus supplement with the SEC on January 23, 2020 in connection with the offer and sale of the Shares pursuant to the Sales Agreement. During February and March of 2020, there were 263,725 shares sold under the Sales Agreement, at an average price per share of $13.65 and generating net proceeds of approximately $3,492,000 after brokerage charges of $108,000 were deducted and paid to Jefferies. As required under the Sales Agreement, the Company obtained the prior consent of Jefferies in order to consummate this offering. The Sales Agreement and ATM Offering remain in effect in accordance with their terms.

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Dividend Policy

Our Board has adhered to a practice of not paying cash dividends. This policy takes into account our long-term growth objectives, including our anticipated investments for organic growth, potential technology acquisitions or other strategic ventures, and stockholders’ desire for capital appreciation of their holdings. In addition, the covenants under MtronPTI’s credit facility effectively place certain limitations on its ability to make certain payments to its parent, including but not limited to payments of dividends and other distributions, which effectively could limit the Company’s ability to pay cash dividends to stockholders. No cash dividends have been paid to the Company’s stockholders since January 30, 1989, and none are expected to be paid for the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our common stock and other securities we may issue. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Certificate of Incorporation and by-laws, as amended (the “By-laws”). When we offer to sell a particular series of these securities, we will describe the specific terms of the series in an applicable prospectus or prospectus supplement. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities contained in this prospectus. To the extent the information contained in a prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 10,000,000, consisting entirely of shares of our common stock. As of October 15, 2020, there were 5,213,320 shares of common stock outstanding.

The description of our capital stock is qualified by reference to our Certificate of Incorporation and our By-laws, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part.

Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor. Under our Certificate of Incorporation, holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of common stock are, and the shares of common stock to be offered hereby when issued will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that the Company may authorize and issue in the future.

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Anti-Takeover Effects of Certain Provisions of Delaware Law and our Charter Documents

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or
•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Our Certificate of Incorporation and By-laws include a number of provisions that may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to the Board of Directors.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

Description of the Warrants

The material terms and provisions of the warrants are summarized below. The warrants will be issued in registered form under a warrant agreement, dated as of October [•], 2020, by and among the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, which is attached hereto as Exhibit 4.4. The following description is subject to, and qualified in its entirety by, the warrant agreement. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.

Exercisability

Five (5) warrants entitle their registered holder to purchase one (1) share of our common stock at the exercise price then in effect. The warrants are “European style warrants” and will only become exercisable on the earlier of (i) the expiration date, [•], 2025, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $17.50 (as adjusted for stock splits, stock dividends, combinations, reclassifications and similar events). Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.

We will monitor the VWAP of our common stock. Within four business days after the first trading day after the issuance of the warrants on which our common stock has an average VWAP for the 10 consecutive trading days immediately prior to such date that is greater than or equal to $17.50, we will instruct the warrant agent to give all warrant holders notice that the warrants may become exercisable on a date prior to the expiration date and to provide instructions on how to exercise warrants if and when they become exercisable. We will issue a press release and file a Current Report on Form 8-K to notify the public if the warrants become exercisable because the average VWAP for our common stock for 30 consecutive trading days is greater than or equal to $17.50 promptly, but no later than three business days after the warrants become exercisable.

If the warrants become exercisable because the average VWAP for our common stock for 30 consecutive trading days is greater than or equal to $17.50, and not less than six weeks prior to the expiration date, the warrant agent will notify DTC and mail to each warrant holder exercise forms detailing the terms and procedure for exercise of the warrants. As warrants are exercised, the warrant agent will deliver the shares of our common stock issued upon exercise of the warrants to stockholders and forward the proceeds from the warrant exercises to us.

No warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

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Exercise Price and Adjustments

The warrants have an initial exercise price of $12.50 per share. The warrants provide for adjustments to the exercise price of the warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our common stock, (ii) our issuance of rights, options or warrants to purchase our common stock at a price below the 10-day VWAP of our common stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our common stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our common stock, and (v) certain tender offers for our common stock by the Company or one or more of our wholly-owned subsidiaries. The warrants also provide for adjustments to the number of shares of common stock for which the warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our common stock.

Reclassification, Change, Consolidation, Merger, Sale or Conveyance

If, at any time warrants are outstanding there is: (i) any reclassification or change of the outstanding shares of our common stock (other than a change reflected in an adjustment of the warrant exercise price), (ii) any consolidation, merger or combination of the Company with or into another entity as a result of which holders of our common stock are entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock, or (iii) any sale or conveyance of the property or assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of our common stock will be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock, then the Company, or such successor corporation or transferee will provide warrant holders with the right, upon exercise of such warrants to receive (in lieu of the number of shares of our common stock previously deliverable) the kind and amount of securities, cash and other property that would have been received by a holder of the number of shares of our common stock issuable upon exercise of such warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Manner of Exercise

The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the warrant agent a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. The warrants are exercisable for cash only.

Transferability of Warrants; Listing

The warrants will be issued in registered form under a warrant agency agreement between the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent. The warrants may be sold, transferred or assigned, in whole or in part. We have applied for listing the warrants on the NYSE American and expect trading to commence on or around [•], 2020 under the symbol LGL WS. The Company’s common stock is listed on the NYSE American under the symbol LGL.

23

Fractional Shares

Warrants may be exercised only for whole numbers of shares of our common stock. Whenever any fraction of a share of common stock would otherwise be required to be issued or distributed, the actual issuance or distribution made shall reflect a rounding of such fraction up or down, as applicable, to the nearest whole share.

Rights as a Stockholder

Until warrant holders acquire shares of our common stock upon exercise of the warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon the acquisition of shares of our common stock upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the warrants.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of The LGL Group, Inc. as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, incorporated in this prospectus by reference from The LGL Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of the securities covered by this prospectus, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

24

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020; and
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 14, 2020, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 12, 2020; and
•	our Current Reports on Form 8-K, filed with the SEC on January 23, 2020, February 21, 2020 (relating to Items 5.01 and 9.01), February 26, 2020, March 31, 2020, April 20, 2020, May 15, 2020, July 6, 2020 and August 27, 2020; and
•	the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on October 30, 2013, including any amendments thereto or reports filed for the purpose of updating such descriptions.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

The LGL Group, Inc.
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
Attention: Corporate Secretary

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the securities) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the SEC registration fee, are estimates.

SEC registration fee		$1,434.21
NYSE fee		75,000
Accounting fees and expenses		25,000
Legal fees and expenses		80,000
Miscellaneous		*
	$	*

*	These fees are calculated based on the type of securities offered and the number of issuances and accordingly, cannot be estimated at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s By-laws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company’s By-laws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company (and, at the discretion of the Board, employees and agents of the Company to the extent that Delaware law permits the Company to provide indemnification to such persons) in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers, that require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing, or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has entered into a Registration Rights Agreement, dated September 19, 2013 (the “Registration Rights Agreement”), with Venator Merchant Fund, L.P., which is the selling stockholder under the Company’s resale registration statement on Form S-3 originally filed with the SEC on September 19, 2013 and declared effective on November 7, 2013 (the “Selling Stockholder”). The Selling Stockholder is an investment limited partnership controlled by our Chairman of the Board, Marc Gabelli. Mr. Gabelli is the President and Sole Member of Venator Global, LLC, which is the sole general partner of the Selling Stockholder. Pursuant to the Registration Rights Agreement, the Company agreed to indemnify and hold harmless the Selling Stockholder and each transferee thereof in accordance with the terms of the Registration Rights Agreement (each, a “Holder”), each director, officer, partner and agent of each Holder, any underwriter (as defined in the Securities Act), and each person, if any, who controls each Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act and applicable state securities laws insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, including any preliminary prospectus or final prospectus forming a part of the registration statement or any amendments or supplements thereto, arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, or arise out of any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration. The Company also agreed to reimburse each such person for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim, damage, liability or action.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section. The Company currently maintains such insurance.

The right of any person to be indemnified is subject always to the right of the Company by the Board, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of January 31, 2014, made by and between M-tron Industries, Inc. and Trilithic, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2014).

3.1	Certificate of Incorporation of The LGL Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2007).

3.2	The LGL Group, Inc. By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2007).

3.3	The LGL Group, Inc. Amendment No. 1 to By-Laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2014).

3.4	The LGL Group, Inc. Amendment No. 2 to By-Laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2020).

3.5	The LGL Group, Inc. Amendment No. 3 to By-Laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2020).

4.1	Form of Indenture (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-235767) filed with the SEC on December 31, 2019).
4.2	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed on September 23, 2010).
4.3**	Form of Warrant.

4.4**	Form of Warrant Agreement.

4.5

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2020).

5.1*	Opinion of Olshan Frome Wolosky LLP.
10.1	The LGL Group, Inc. 401(k) Savings Plan (incorporated by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 1996).

10.2	The LGL Group, Inc. 2001 Equity Incentive Plan adopted December 10, 2001 (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 29, 2005).

10.3	Form of Restricted Stock Agreement (2001 Equity Incentive Plan) by and between The LGL Group, Inc. and each of its directors (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2011).

10.4	Form of Restricted Stock Agreement (2001 Equity Incentive Plan) by and between The LGL Group, Inc. and each of its executive officers (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2011).

10.5	The LGL Group, Inc. Amended and Restated 2011 Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement with respect to the Company’s 2016 Annual Meeting of Stockholders, filed on April 29, 2016).

10.6	Form of Stock Option Agreement (2011 Incentive Plan) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 30, 2011).

10.7	Form of Restricted Stock Agreement (2011 Incentive Plan) (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 30, 2011).

10.8	Form of Indemnification Agreement by and between The LGL Group, Inc. and its executive officers and directors (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2011).

10.9	Offer of Employment Letter, effective as of October 1, 2013, by and between The LGL Group, Inc. and Michael J. Ferrantino (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2013).

10.10	Agreement and Release, dated May 27, 2014, by and between Gregory P. Anderson and The LGL Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2014).

10.11	Agreement and Release, dated May 27, 2014, by and between James L. Williams and The LGL Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2014).

10.12	Registration Rights Agreement, dated as of September 19, 2013, by and between the Company and Venator Merchant Fund L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2013).

10.13	Loan Agreement, dated as of September 30, 2014, by and between M-tron Industries, Inc. and City National Bank of Florida (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2014).

10.14	Revolving Promissory Note, dated as of September 30, 2014, by and between M-tron Industries, Inc. and City National Bank of Florida (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2014).

10.15	Cash Collateral Agreement, dated as of September 30, 2014, by and between M-tron Industries, Inc. and City National Bank of Florida (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2014).

10.16

Independent Contractor Agreement between The LGL Group, Inc. and James W. Tivy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2018).

10.17	Employment Agreement between The LGL Group, Inc. and Ivan Arteaga (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2020).
10.18	Promissory Note, Piezo Technology Inc., dated April 15, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2020).
10.19	Promissory Note, MTron Industries Inc., dated April 15, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2020).
10.20	Promissory Note, Precise Time and Frequency LLC, dated April 15, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2020).

10.21

Loan Agreement by and among M-Tron Industries, Inc., Piezo Technology, Inc. and Synovus Bank, dated May 12, 2020. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2020).

10.22	Promissory Note in favor of Synovus Bank, dated May 12, 2020. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2020).
10.23	Security Agreement by and among M-Tron Industries, Inc., Piezo Technology, Inc. and Synovus Bank, dated May 12, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2020).

10.24	Employment Agreement between The LGL Group, Inc. and Joan Atkinson Nano (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020).
10.25	Open Market Sale Agreement between The LGL Group, Inc. and Jefferies LLC (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2020).

21.1	Subsidiaries of The LGL Group, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2020).

23.1*	Consent of Independent Registered Public Accounting Firm – RSM US LLP.

23.2*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

_____________

*	Filed herewith.

**	To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.

Item 17. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date of such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)       The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 23, 2020.

THE LGL GROUP, INC.

By:	/s/ Ivan Arteaga
Ivan Arteaga
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PERSONS PRESENT, that the persons whose signatures appear below do hereby constitute and appoint Ivan Arteaga and James W. Tivy, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-1 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Ivan Arteaga	President, Chief Executive Officer and Director	October 23, 2020
Ivan Arteaga	(Principal Executive Officer)

/s/ James W. Tivy	Chief Financial Officer	October 23, 2020
James W. Tivy	(Principal Financial Officer)

/s/ Joan Atkinson Nano	Chief Accounting Officer	October 23, 2020
Joan Atkinson Nano	(Principal Accounting Officer)

/s/ Marc J. Gabelli	Director	October 23, 2020
MARC J. GABELLI

/s/ Timothy Foufas	Director	October 23, 2020
Timothy Foufas

/s/ Donald H. Hunter	Director	October 23, 2020
Donald H. Hunter

/s/ Manjit Kalha	Director	October 23, 2020
Manjit Kalha

/s/ Bel Lazar	Director	October 23, 2020
Bel Lazar

/s/ Michael Ferrantino, Jr.	Director	October 23, 2020
Michael Ferrantino, Jr.

/s/ John Mega	Director	October 23, 2020
John Mega

/s/ Robert LaPenta. Jr.	Director	October 23, 2020
Robert LaPenta, JR.